Berry Petroleum Company News Contact: Berry Petroleum Company 5201 Truxtun Ave., Ste. 300 Bakersfield, CA 93309 1-661-616-3900
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

Berry Petroleum Company Names Michael Duginski Chief Operating Officer

Bakersfield, Calif. -- (BUSINESS WIRE) -- August 31, 2007--Berry Petroleum Company (NYSE: BRY) (“Company”) today announced that Michael Duginski, 41, has been appointed executive vice president and chief operating officer effective September 1, 2007.  Mr. Duginski will continue to report to Mr. Robert F. Heinemann, president and chief executive officer.

In announcing the appointment Mr. Heinemann said, “Mr. Duginski has been an integral part of Berry’s growth and success over the past five years. His appointment to the role of executive vice president and chief operating officer is a reflection of the increased responsibilities Mr. Duginski has undertaken since his appointment as executive vice president of Corporate Development and California in 2005.”

Mr. Duginski has been the Company’s executive vice president of Corporate Development and California since October 2005.  Mr. Duginski was senior vice president of Corporate Development from June 2004 through October 2005 and was vice president of Corporate Development from February 2002, when he joined Berry, through June 2004.  Mr. Duginski was previously with Texaco, Inc. from 1988 to 2002 where his positions included director of new business development, production manager and gas and power operations manager.  Mr. Duginski is also an assistant secretary of Berry.

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

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